Exhibit 10.1

Royalty Agreement

This Royalty Agreement (this “Agreement”) is dated as of September 6, 2016 and is between GUIDED THERAPEUTICS, INC., a Delaware corporation (the “Company”), JOHN E. IMHOFF (“Imhoff”), and DOLORES M. MALOOF (“Maloof”).

The Company desires to sell Imhoff and Maloof, and Imhoff and Maloof desire to purchase, a royalty on future sales of the Company’s single-use cervical guides for its LuViva Advanced Cervical Scan non-invasive cervical cancer detection device (such guides, the “Disposables”).

Therefore the parties agree as follows:

1.       Royalty.

(a)    In consideration for an aggregate $50,000 cash payment to the Company on the date of this Agreement by Imhoff and Maloof, the Company shall pay to Imhoff and Maloof an aggregate perpetual royalty equal to $0.10 for each Disposable that the Company invoices and receives payment, or is sold by a third party pursuant to a licensing arrangement with the Company, from and after the date of this Agreement (either, a “Disposable Sale”), net of any returns of Disposables. The Company shall pay the royalty on a quarterly basis, no later than 45 days following the end of each fiscal quarter during the Royalty Term, based on Disposable Sales, net of returns of Disposables, for that quarter.

(b)   With each quarterly royalty payment, the Company shall provide Imhoff and Maloof a report showing all Disposable Sales and returns of Disposables during the fiscal quarter to which such report relates.

(c)    On October 2, 2016, the royalty rate per Disposable Sale shall permanently increase to $0.20, subject to Section 1(d).

(d)   At any time prior to October 2, 2016, the Company may, in its sole discretion, upon cash payment to Imhoff and Maloof of $50,000, permanently reduce the royalty rate per Disposable Sale $0.033 (and Section 1(c) shall not take effect).

(e)   All payments due to Imhoff and Maloof pursuant to this Agreement shall be issued and paid as between them in the following percentages: Imhoff 50% and Maloof 50%. The Company’s payment according to those respective percentages shall fully discharge the Company’s liability in respect of such payment.

(f)     Imhoff and Maloof may, acting together, directly or through their authorized agents or auditors, at their own collective expense, during normal business hours and upon reasonable notice, no more often than annually and no later than one year following the expiration of the Royalty Term, examine the Company’s accounting records for the purpose of verifying the Disposable Sales and royalty earned pursuant to this Agreement. No fiscal quarter may be so examined more than once. The Company shall maintain all records relating to the Disposable Sales and royalty earned for at least one year following the expiration of the Royalty Term.

(g)    Imhoff and Maloof acknowledge that the Company has no duty to maximize Disposable Sales for their benefit and that the Company is entitled to market and commercially exploit the Disposables and the related technology in its best business judgment in accordance with its and its Board of Directors’ fiduciary duties to its stockholders, including, in the event such duties so dictate, to terminate in good faith any line of business that has involved the marketing and exploitation of the Disposables.

2.       Representations and Warranties. Each party represents and warrants to the other parties that (a) this Agreement has been duly and validly executed by such party and constitutes the valid and binding obligations of such party; and (b) none of the execution and delivery of this Agreement by such party, the consummation of the transactions provided for herein, and compliance with any of the terms or provisions of this Agreement by such party, violates or will violate or conflict with, the terms of any agreement or other instrument to which such party is a party or by which such party is bound.

3.       General Provisions.

(a)    The parties acknowledge that time is of the essence with respect to the performance of this Agreement and the consummation of the transactions contemplated herein.

(b)   Each of the parties shall bear and pay all direct costs and expenses incurred by the party or on the party’s behalf in connection with the transactions contemplated by this Agreement.

(c)    The parties may amend this Agreement only by a written agreement of the parties. The parties may waive any provision in this Agreement only by a writing executed by the party or parties against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy, or in requiring the satisfaction of any condition, under this Agreement, and no act, omission or course of dealing between the parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver on any future occasion or against any other party.

(d)   Each party has participated in negotiating and drafting this Agreement, so if an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if the parties had drafted it jointly, as opposed to being construed against a party because it was responsible for drafting one or more provisions of this Agreement. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding, and enforceable.

(e)   Each party knowingly, voluntarily, and intentionally waives the right to a trial by jury to the extent permitted by law in any action or other legal proceeding arising out of or relating to this Agreement and the transactions it contemplates. This waiver applies to any action or other legal proceeding, whether in contract, tort or otherwise. Each party acknowledges that the party has received the advice of competent counsel.

(f)     This Agreement shall be for the benefit of and binding upon the parties, and their successors, heirs, estates, legal representatives and permitted assigns. This Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties.

(g)    This Agreement and all matters arising out of or relating to this Agreement and the transactions are to be governed and construed in accordance with the laws of the State of Georgia (without giving effect to its conflict of laws principles).

(h)   This Agreement may be executed in two or more counterparts, each of which are deemed to be an original, but all of which together constitute one and the same instrument.

[signature page follows]

The parties are signing this Agreement on the date stated in the introductory clause.

GUIDED THERAPEUTICS, INC.

By:_________________________________________

Name: Gene S. Cartwright

Title: President & CEO

____________________________________________

John E. Imhoff

____________________________________________

Dolores M. Maloof

[Signature Page to Royalty Agreement]